Exhibit 5.2.11

[Carl Muller, Attorney at Law, P.A. Letterhead]

June 21, 2013

The McClatchy Company

2100 Q Street

Sacramento, CA   95816

Re:                             Guarantees by South Carolina Subsidiaries of The McClatchy Company

Ladies and Gentlemen:

We have acted as South Carolina counsel to The McClatchy Company, a Delaware corporation (the “Company”), and the Company’s three South Carolina subsidiaries, which are The State Media Company f/k/a The State Publishing Company and Columbia State, Inc., East Coast Newspapers, Inc. and The Sun Publishing Company, Inc. (the “S.C. Subsidiaries”), in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  Pursuant to the Registration Statement, the Company is registering under the Securities Act an aggregate of up to $910,000,000 in principal amount of 9.00% Senior Secured Notes due 2022 (the “Exchange Notes”) to be issued in exchange (the “Exchange Offer”) for a like principal amount of the Company’s outstanding 9.00% Senior Secured Notes due 2022 (the “Outstanding Notes”) upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto.  The Outstanding Notes are guaranteed by the S.C. Subsidiaries (the “Outstanding Guarantees”).  The Registration Statement also covers issuance of the guarantees by the S. C. Subsidiaries of the Exchange Notes pursuant to the Exchange Offer (the “Exchange Notes Guarantees”).  The Exchange Notes and the Exchange Notes Guarantees to be issued pursuant to the Exchange Offer are collectively referred to herein as the “Securities”.  The Outstanding Notes and Outstanding Guarantees were issued, and the Securities will be issued, pursuant to an Indenture, dated as of December 18, 2012 (the “Indenture”), among the Company, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee.

We understand that the S. C. Subsidiaries are engaged solely in the publication of newspapers.

In this capacity, and for purposes of rendering this opinion, we have examined copies of the following documents:

1.                                      The Indenture;

2.                                      A specimen copy of an Exchange Note and the Exchange Notes Guarantees of the S C. Subsidiaries, included as exhibits to the Indenture;

3.                                      Certificates of Existence dated on or about June 12, 2013, from the South Carolina Secretary of State for each of the S. C. Subsidiaries;

4.                                      Articles of Incorporation and By-Laws for each of the S. C. Subsidiaries;

5.                                      Corporate actions dated on or about June 1, 2013 concerning the election of directors and officers of the S. C. Subsidiaries; and

6.                                      Resolutions of each of the S. C. Subsidiaries dated on or about November 30, 2012, approving the Exchange notes Guarantees,

in each instance sent to us by Wilson, Sonsini, Goodrich & Rosati, P.C. (“WSGR”), counsel to you.  We have assumed the genuineness, accuracy, truthfulness, completeness and continuing validity of each of these documents and the matters described therein and not undertaken any independent investigation or confirmation of any documents or factual matters.  We have further assumed that the S. C. Subsidiaries have received value in exchange for execution of the various documents executed by them.

The law covered by the opinions expressed herein is limited to the laws of the State of South Carolina.  We express no opinion with regard to any matter that is or may be (or that purports to be) governed by the law of any other state, governmental entity or jurisdiction.

Based upon and subject to the foregoing and the comments, limitations, and qualifications set forth below, we are of the opinion that:

1.                                      Each S. C. Subsidiary is a corporation duly incorporated and validly existing under the laws of the State of South Carolina and is in good standing under such laws.

2.                                      Each S. C. Subsidiary has the corporate power to (a) guarantee the Exchange Notes and (b) execute and deliver the Exchange Notes Guarantees and to carry out and perform its respective obligations under the under the terms of the Exchange Notes Guarantees;

3.                                      All corporate action on the part of each S. C. Subsidiary, its directors and shareholders necessary for the authorization, execution and delivery of the Exchange Notes Guarantees, and the performance by such S. C. Subsidiary of its obligations under the Exchange Notes Guarantees, has been taken.

No opinion is provided as to the enforceability or binding effect of any document.  No opinion is given as to title of property or existence or priority of any lien.  No opinion is given concerning any securities laws or securities matters.

Each of the opinions expressed above is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance, receivership, and similar laws now or hereafter in effect relating to or limiting creditors’ rights or remedies generally and, also, general principles of equity, whether considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding may be brought.

Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof.  This letter speaks only as of its date, and we expressly disclaim any obligation to update this opinion in the event of any change (regardless of whether it comes to our attention) in law or fact after the date of this letter.  This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.  This opinion is rendered solely for your benefit in connection with the Registration Statement relating to the Exchange Notes Guarantees.  This opinion may not be used or relied upon by any other person or for any other purpose without our prior written consent.

Sincerely yours,

/s/ CARL F. MULLER, ATTORNEY AT LAW, P.A.

CARL F. MULLER, ATTORNEY AT LAW, P.A.